Exhibit 10.6

AMENDMENT TO BACKSTOP AGREEMENT

This Amendment to the Backstop Agreement (the “Agreement”), dated December 9, 2022, is by and among Joyous JD Limited (“Joyous”), Venus Acquisition Corporation, a Cayman Islands exempted company (“Venus”), and Yolanda management Corporation (“Yolanda”). Joyous, Venus, and Yolanda are sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Parties have previously entered into that certain Backstop Agreement dated as of November 23, 2022 (“Backstop Agreement”) whereby, among other things, Joyous will backstop the Venus share redemptions by purchasing Venus shares from third parties through a broker in the open market up to an aggregate value of US$25,000,000 at the redemption price per share.

WHEREAS, pursuant to the Backstop Agreement, Joyous has purchased an aggregate value of US$21,557,405 of Venus ordinary shares in the open market as of the date of this Agreement. The Parties deem that any additional backstop investment by Joyous at Acquisition Closing is no longer necessary or desired.

WHEREAS, the Parties now desire to amend certain provisions of the Backstop Agreement to the effect that no additional backstop investment by Joyous in the Company will be required at the closing of the Acquisition Closing.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties accordingly agree as follows.

1.	Defined Terms. Terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Backstop Agreement.

The definition of “Backstop Amount” is hereby restated to mean the amount of SPAC Share Redemptions the Buyer has agreed to backstop, together with any Purchase Amount, of up to US$21,557,405.80.

2.	Section 1.01 Purchase from Third Parties of the Backstop Agreement is hereby amended and restated to read as follows:

“The Buyers agree that in connection with the Acquisition Closing, the Buyers will purchase Issuer Shares from third parties through a broker in the open market (other than through the Issuer), or through privately negotiated transactions, including from SPAC Shareholders that had elected to redeem the Issuer Shares. The Buyers shall acquire the Issuer Shares of an aggregate value up to US$21,557,405.80 at US$10.55 per share (the “Price Per Share”). In order to effectuate the foregoing, to the extent legally permitted to do so, the Buyers shall purchase redeemed shares on the date of this Agreement until the date of the closing of the Merger. The aggregate purchase amount of the Buyers hereof shall be referred to as “Purchase Amount.” The Buyers hereby agree and undertake that they will not exercise any right of redemption with respect to any shares of the SPAC they may acquire under this Section 1.01 (Purchase from Third Parties) hereof.”

3.	Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall, to the fullest extent applicable, be brought and enforced first in the Southern District of New York, then to such other court in the State of New York as appropriate and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

4.	Miscellaneous. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

Venus Acquisition Corporation

By:	/s/ Yanming Liu
Name:	Yanming Liu
Title:	CEO

Yolanda Management Corporation

By:	/s/ Yanming Liu
Name:	Yanming Liu
Title:	Director

Joyous JD Limited

By:	/s/ Zhidong Wang
Name:	Zhidong Wang
Title:	CEO